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                                                           OMB APPROVAL
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------                                              OMB Number:   3235-0287
FORM 4                                              Expires:  December 31, 2001
------                                              Estimated average burden
                                                    hours per response ....0.5
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/ / Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

(Print or Type Responses)

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
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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
 Ronald Nash                                      Financial Performance Corporation (FPCX)      to Issuer (Check all applicable)
---------------------------------------------------------------------------------------------    X  Director         10% Owner
  (Last)          (First)          (Middle)    3. I.R.S Identification    4. Statement for      ----              ---
 c/o Financial Performance Corporation            Number of Reporting        Month/Year          X  Officer (give    Other (Specify
 777 Third Avenue                                 Person, if an entity                          ----        title ---       below)
---------------------------------------------     (Voluntary)                 01/2001                       below)
                 (Street)                                                                                 President
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                                                                          5. If Amendment,    7. Individual or Joint/Group Reporting
                                                                             Date of Original        (check applicable line)
                                                                             (Month/Year          X   Form Filed by One Reporting
                                                                                                 ---- Person
                                                                                                      Form Filed by More than One
 New York,           NY              10017                                                       ---- Reporting Person
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  (City)           (State)           (Zip)     TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security          2. Trans-   3. Trans-    4. Securities Acquired (A)  5.  Amount of        6. Owner-     7. Nature of
  (Instr. 3)                      action      action       or Disposed of (D)           Securities          ship          Indirect
                                  Date        Code         (Instr. 3, 4 and 5)          Beneficially        Form:         Beneficial
                                              (Instr. 8)                                Owned at            Direct        Ownership
                                 (Month/                                                End of Month        (D) or
                                  Day/   ---------------------------------------                            Indirect
                                  Year)  Code    V      Amount   (A) or    Price        (Instr. 3 and 4)    (I)
                                                                 (D)                                        (Instr. 4)    (Instr. 4)

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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                                             POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF                        (Over)
                                             INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND          SEC 1474 (3-99)
                                             UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.
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
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FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
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Class A Convertible
Preferred Stock             1-for-1      1/16/01     P         200,000           *                Common  200,000       $2.50
                                                                                                  Stock
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
1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              Form of                     Indirect
   (Instr. 3)                   Securities              Derivative                  Beneficial
                                Beneficially            Security:                   Ownership
                                Owned at End            Direct (D)                  (Instr. 4)
                                of Month                or Indirect (I)
                                (Instr. 4)              (Instr. 4)

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                               200,000                  D
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Explanation of Responses:

* Shares are automatically convertible into Common Stock of the Company upon approval of          /s/ RONALD A. NASH         2/6/01
  such conversion by the shareholders of the Company at the next meeting of shareholders.    ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not                      Page 2
required to respond unless the form displays a currently valid OMB Number.                                           SEC 1474 (3-99)
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